Exhibit 23.1


                                          Consent of Independent Auditors


The Board of Directors
eGames, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-23709) on Form S-3 and in the registration statement (No. 333-42661) on Form S-8 of eGames, Inc. of our report dated January 9, 2002, with respect to the consolidated balance sheet of eGames, Inc. and subsidiary as of June 30, 2001, and the related consolidated statements of operations, stockholders equity (deficit), and cash flows for the years ended June 30, 2001 and 2000, which report appears in the June 30, 2001 annual report on Form 10-KSB of eGames, Inc.

                                                   /s/ KPMG LLP

Philadelphia, Pennsylvania
January 22, 2002